Exhibit 10.30

FORM OF

RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE

BLUE RIDGE HOLDING CORP. 2005 EMPLOYEE STOCK UNIT PLAN

THIS AGREEMENT (the “Agreement”), dated and effective as of                               (the “Effective Date”), among Blue Ridge Paper Products Inc., a Delaware corporation (the “Company”), Blue Ridge Holding Corp., a Delaware corporation (“Parent”), and                              (“Employee”).  Capitalized terms used but not defined herein have the meanings assigned to them in the Plan.

WHEREAS, the Board of Directors of Parent (the “Parent Board”) has adopted the Blue Ridge Holding Corp. 2005 Employee Stock Unit Plan (the “Plan”);

WHEREAS, the Parent Board has authorized the Board of Directors of the Company (the “Board”) or a committee thereof to grant restricted stock units (the “Restricted Stock Units”) in respect of shares of the common stock of Parent (the “Common Stock”), par value $0.01 per share, to employees of the Company under the Plan;

WHEREAS, the Company desires to grant to Employee the Restricted Stock Units specified below, upon the achievement of certain service criteria, on the terms and conditions, and subject to the restrictions, set forth herein and contained in the Plan;

NOW, THEREFORE, in connection with the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Grant of Restricted Stock Units.  The Committee hereby grants to Employee Restricted Stock Units in respect of                       shares of Common Stock subject to satisfaction of the Service Condition (as defined in Section 4(a)).

2.                                       Definitions.  For purposes of this Agreement:

(a)                                  “Cause” shall have the meaning set forth in Employee’s employment agreement with the Company, or, in the absence of such an agreement containing such term (or a term of like import), shall mean (i) the willful or negligent failure or refusal by Employee to perform Employee’s employment duties with the Company; provided that the Company shall provide Employee with at least 15 days’ prior written notice of such failure or refusal and an opportunity to cure the same; (ii) the commission by Employee of any material act of dishonesty or breach of trust in connection with the performance of Employee’s employment duties with the Company; (iii) Employee’s being convicted of, or pleading guilty or no contest to, any felony or any lesser crime having as its predicate element fraud, dishonesty or misappropriation; or (iv) a termination due to breach of Employee’s obligations under Section 8 of this Agreement, in each case, as determined in good faith by the Board.

(b)                                 “Change of Control” shall mean the occurrence of one or more of the following events:  (i) any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person, other than a transaction in which the transferee is controlled by one or more Permitted Holders (as hereinafter defined); (ii) the Company consolidates or merges with or into any Person, other than a transaction in which the surviving person is controlled by one or more Permitted Holders or any such transaction where the voting stock of the Company outstanding immediately prior to such transaction is converted or exchanged for voting stock of the surviving person constituting a majority of the outstanding shares of such voting stock of such surviving person and one or more Permitted Holders have the right to elect a majority of the board of directors of such surviving person; (iii) the approval by the holders of capital stock of the Company of any plan or proposal for the liquidation or dissolution of the Company; or (iv) the Permitted Holders, or any one or more of them, cease for any reason to be the beneficial owner, directly or indirectly, in the aggregate of at least a majority of the total voting power of the voting stock of the Company (or if the voting stock of the Company is wholly owned by a parent holding company, the voting stock of such parent holding company).  For purposes of this Agreement, “Permitted Holders” shall mean and include each of the Blue Ridge Paper Products Employee Stock Ownership Plan, KPS Investors. LLC, KPS Special Situations Fund, L.P., KPS Supplemental Fund, L.P. and their respective affiliates.

(c)                                  “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)                                 “Disability” shall mean Employee’s incapacity due to physical or mental illness that results in Employee’s inability to perform his duties to the Company for 200 or more days in any 240 consecutive day period.

(e)                                  “Fair Market Value” shall be a value determined in good faith by the Board in its sole discretion.

(f)                                    “Good Reason” shall have the meaning set forth in Employee’s employment agreement with the Company, or, in the absence of such an agreement containing such term (or a term of like import), shall mean the Company, without Employee’s consent, assigns to Employee duties inconsistent with Employee’s position, title, authority or duties that results in a substantial diminution of such position, title, authority or duties, provided that Employee shall provide the Company with at least 15 days’ prior written notice of such diminution and the Company shall not have remedied such diminution within 15 days of receipt of such notice.

(g)                                 “Restricted Period” with respect to a Restricted Stock Unit shall mean the period prior to the satisfaction of the Service Condition with respect to such Restricted Stock Unit.

(h)                                 “Restricted Stock” shall mean any shares of stock delivered to Employee pursuant to Section 6 upon settlement of a Restricted Stock Unit.

(i)                                     “Shareholder” shall have the meaning set forth in the Stockholders’ Agreement (as defined in Section 3(b)).

3.                                       Non-Transferability.

(a)                                  Employee may not sell, transfer, pledge or otherwise encumber or dispose of any Restricted Stock Unit and the Restricted Stock Units shall not be transferable, whether voluntarily, by operation of law or otherwise, including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such Restricted Stock Units shall be subject to any obligation or liability of Employee other than to Parent or the Company pursuant to this Agreement.

(b)                                 Restricted Stock shall not be transferred except in accordance with this Agreement and the Stockholders’ Agreement, dated as of May 14, 1999, between Parent and the Stockholders listed therein, as amended, modified and supplemented from time to time (the “Stockholders’ Agreement”), including Section 3.2(b) thereof, as if Employee were a Shareholder.

4.                                       Service Condition and Lapse of Restricted Period.

(a)                                  The Restricted Period shall lapse with respect to one hundred percent (100%) of the Restricted Stock Units on the fifth anniversary of the Effective Date, provided that Employee remains continuously employed by the Company during the period commencing on the Effective Date and ending on such anniversary (the “Service Condition”).

(b)                                 In the event Employee’s employment with the Company is terminated by the Company for Cause or by Employee without Good Reason, any Restricted Stock Unit remaining subject to the Restricted Period will immediately be forfeited.

(c)                                  In the event Employee’s employment with the Company is terminated by reason of death or Disability, by the Company without Cause, by Employee for Good Reason, or for any other reason not described in Section 4(b), any Restricted Stock Unit remaining subject to the Restricted Period will vest ratably on a daily basis for service through the date of employment termination.

(d)                                 In the event of a Change of Control of the Company, any Restricted Stock Unit remaining subject to the Restricted Period will vest in full simultaneously therewith.

5.                                       No Rights as a Shareholder.  Prior to receipt of the underlying shares represented by Restricted Stock Units, Employee shall have no rights of a stockholder, including, without limitation, voting rights, with respect to any Restricted Stock Units granted hereunder.

6.                                       Delivery of Shares.

(a)                                  Stock certificates evidencing the number of shares of Restricted Stock in respect of Restricted Stock Units as to which the Restricted Period has lapsed in accordance with Section 4 shall be delivered to Employee by Parent promptly on the earliest to occur of: (i) the termination of Employee’s employment with the Company (to the extent provided in Section 4); (ii) the 180th day after an initial public offering of the Common Stock; (iii) the date on which any right or obligation to sell shares of Restricted Stock becomes effective hereunder or under the Stockholders’ Agreement as if Employee were a Shareholder; and (iv) the five year anniversary of the Effective Date; provided, however, that if any such date is not a business day, the next business day shall be substituted for such date.

(b)                                 Notwithstanding any provision of this Agreement to the contrary, any stock certificate delivered to Employee hereunder or to any other person or party at the direction of Employee, shall be subject to all of the agreements, terms, limitations and conditions set forth in the Stockholders’ Agreement as if Employee were a Shareholder.  Any such certificates so delivered to Employee hereunder shall bear the following legend reflecting the applicability of the Stockholders’ Agreement to the shares represented by such certificate.

THIS CERTIFICATE IS SUBJECT TO, AND IS TRANSFERRABLE ONLY UPON COMPLIANCE WITH, THE PROVISIONS OF THE RESTRICTED STOCK UNIT AWARD AGREEMENT AND THE STOCKHOLDERS AGREEMENT AMONG THE COMPANY AND ITS STOCKHOLDERS.  A COPY OF THE ABOVE REFERENCED AGREEMENTS ARE ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

In addition, stock certificates evidencing Restricted Stock that are delivered hereunder shall bear restrictive legends in substantially the following form and such other restrictive legends as are required or advisable under the provisions of any applicable laws or are provided for in any other agreement to which Employee is a party:

THE SHARES REPRESENTED BY THIS STOCK CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND SHALL NOT BE TRANSFERRED EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT.

7.                                       Purchase of Restricted Stock.

(a)                                  Following any Termination.  At any time or from time to time following the date that is six months after the termination of Employee’s employment with the Company for any reason other than death or Disability, Parent shall have the right (but not the obligation) to purchase all or any portion of Employee’s Restricted

Stock from Employee for an amount equal to the number of shares of such Restricted Stock multiplied by the Fair Market Value of each such share of Restricted Stock with respect to the date of such purchase.

(b)                                 Death and Disability.  Upon a termination of Employee’s employment with the Company as a result of the death or Disability of Employee, Employee (or, if applicable, his estate or the person then acting on Employee’s behalf), Parent shall be obligated to purchase Employee’s Restricted Stock for an amount equal to the number of shares of such Restricted Stock multiplied by the Fair Market Value of each such share with respect to the date of such purchase.  Following a termination by reason of death or Disability, Parent’s repurchase obligation with respect to any portion of the Restricted Stock shall be executed within 75 days after the date that is six months after the date on which stock certificates representing such shares of Restricted Stock are delivered to Employee.

(c)                                  Fifth Anniversary of Date of Grant.  Following the fifth anniversary of the Award, Parent shall be obligated to purchase any shares of Restricted Stock in respect of Restricted Stock Units, stock certificates for which Employee has then held for a period of not less than six months.  The purchase price of such Restricted Stock will be the Fair Market Value of such Restricted Stock as of the date Parent executes its purchase obligation, which shall be within 75 days after the later of (x) the fifth anniversary of the date of grant and (y) the six-month anniversary of delivery of the stock certificates to Employee.

(d)                                 Cancellation of Obligation.  Parent shall have no obligation to purchase Restricted Stock under this Agreement at any time that the Common Stock is (i) publicly traded, (ii) registered pursuant to the Securities Act and (iii) transferable by Employee, subject to normal securities law restrictions applicable to trading of registered securities by an employee officer of an issuer or reasonable restrictions imposed on such transfers by an underwriter of such stock.

(e)                                  Any obligation of the Company to purchase Restricted Stock under this Agreement with respect to the Restricted Stock will be necessarily subject to those conditions imposed by Parent and the Company’s financing documents or other contract to which Parent or the Company is a party or by applicable law.

8.                                       Restrictive Covenants.  As a prerequisite to (x) receipt of this Award, (y) the delivery of shares under this Agreement, or (z) the repurchase of Restricted Stock, Employee agrees, if so requested by the Committee, to certify in writing that he or she has not engaged in any of the actions or omissions described in subsection (a), (b), (c), (d) or (e) of this Section 8.  Except if the Committee otherwise determines, the Award shall immediately be forfeited in the event that a provision of this Section 8 is violated.  The restrictions contained in this Section 8 shall be in addition to, rather than in lieu of, any other restrictions that may apply to Employee under other agreements or arrangements.

(a)                                  During the term of Employee’s employment and during the Restrictive Period, as defined below, Employee will not, absent prior written consent from the Company, directly or indirectly, engage in a Competitive Business Activity in the United States.  The term “Competitive Business Activity” shall mean:

(i)                                     engaging in or managing or directing persons engaging in the manufacture, sale or distribution of liquid packaging board, including gable top cartons and/or uncoated freesheet paper for envelopes, and/or any other product that the Company or any “affiliate” (as defined below) manufactures, sells or distributes (“Competing Business”), whether independently or as an employee, agent, consultant, advisor, independent contractor, proprietor, partner, officer, director or otherwise;

(ii)                                  acquiring or having an ownership interest in an entity that derives more than 10% of its gross revenue from any Competing Business, except for ownership of 1% or less of any entity whose securities are freely tradable on an established market; or

(iii)                               participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business described in subparagraph (ii) immediately above.

As used herein, the term “Restrictive Period” shall mean the period beginning upon a termination of Employee’s employment with the Company and ending on the date that is (i) in the event that Employee’s employment is terminated for Cause or without Good Reason, the second anniversary of such termination or (ii) in the event that Employee’s employment is terminated for any other reason, the first anniversary of such termination; provided, however, that the Restrictive Period shall expire upon a termination of employment in anticipation of, or within one year after, a Change of Control.

(b)                                 Non-Solicitation.  During the term of Employee’s employment and during the Restrictive Period, Employee will not, either for Employee’s benefit or for the benefit of any other person or entity, directly or indirectly, solicit any contractor or employee of the Company or its affiliates to terminate his or her employment or other relationship with the Company or its affiliates.

(c)                                  Non-Disclosure of Confidential Information.      By signing this Agreement, Employee recognizes that his or her services as an employee of the Company are unique services, and that by reason of Employee’s employment Employee will have access to and acquire proprietary and other confidential information and trade secrets concerning operations, future plans and methods of doing business of the Company, its affiliates and their respective clients.  Accordingly, Employee hereby covenants that Employee will not at any time during his or her employment by the Company or any time thereafter reveal or divulge to any person, firm, corporation or other business entity or use for Employee’s own personal or business purposes or for the personal or business purposes of any other person (other than the Company) any trade secrets or confidential information or knowledge relating to the business or businesses of the Company, its affiliates or their respective clients, including, without limiting the generality of the foregoing, any information or knowledge pertaining to products, formulae or processes, and developments or improvements with respect thereto, inventions, discoveries, trademarks, patents, designs, sketches, manufacturing, packaging, merchandising, advertising, distribution and sales methods, sales and profits figures, budgeting materials, customer lists and relationships between the Company and any of its customers, suppliers, ultimate consumers or affiliates (collectively, “Confidential Information”).  Notwithstanding the foregoing, Confidential Information shall not include information that (i) was, or becomes through no breach of Employee’s obligations hereunder, generally known to the public; or (ii) becomes known to Employee from sources other than the Company under circumstances not involving any breach of an agreement to which any such source is a party.  As used in this Section 8, the term “affiliate” means Parent and each corporation or other business entity at any time directly or indirectly controlled by Parent, its successors or assigns.  As used in this Agreement, the term “client” means any person, firm or corporation to which goods, services or intellectual property are actively being supplied by the Company or an affiliate for compensation at the time Employee learns of such person’s, firm’s or corporation’s Confidential Information, or with which the Company or an affiliate is at such time actively soliciting a business relationship to engage in such activities.  Employee acknowledge that any materials or documents relating to the Company’s Confidential Information, in existence or developed in the future, including all copies thereof, are proprietary to the Company and shall, following the termination of Employee’s employment, regardless of the circumstances thereof or reasons therefor, remain the Company’s sole and exclusive property and that Employee shall immediately return all such materials and documents including any copies thereof to the Company upon any termination of Employee’s employment or upon any prior request.

(d)                                 Customer and Supplier Solicitation.     During Employee’s employment and during the Restrictive Period, Employee shall not divert, or attempt to divert any person, business or entity from doing business with the Company, nor will Employee attempt to induce any person, business or entity to cease being a customer of or supplier to the Company.

(e)                                  Non-Disparagement.                                  Employee will not, during Employee’s employment with the Company or at any time thereafter, publicly disparage Parent, the Company, their respective affiliates and shareholders or any of their officers, directors, employees or agents, other than in connection with disclosures required by applicable law, regulation or order of court or governmental agency.

9.                                       Miscellaneous.

(a)                                  Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally or by reputable commercial messenger service, telecopied or sent by certified, registered or express mail, postage prepaid.  Any such notice shall be deemed given when so delivered personally or by such messenger service or so telecopied (provided receipt of such telecopy is confirmed) or, if sent by certified, registered or express mail, five days after the date of deposit in the United States mail, as follows:

(i)                                     if to Parent or the Company, at the Company’s then corporate headquarters, to the attention of the Company’s President;

(ii)                                  if to Employee, at Employee’s then current address as reflected in the personnel records of the Company:

Any party may, by notice given in accordance with this Section 9(a), designate another address or person for receipt of notices hereunder.

(b)                                 Arbitration.  Notwithstanding any other provision of this Agreement to the contrary, any disputes hereunder relating to this Agreement shall be settled exclusively by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The place of the arbitration shall be Charlotte, North Carolina.  All costs and fees associated with any arbitration conducted pursuant to this Section 9(b) shall be borne equally by the parties thereto, provided that each party shall be responsible for his or its own attorney’s fees.

(c)                                  Non-Disclosure.  Employee shall not disclose any of the terms and conditions of this Agreement except for disclosure (i) required by order of a court or other body having jurisdiction over such matter, (ii) as required by applicable law, or (iii) with the written consent of the Company.  Upon any violation of this Section 9(c) by Employee, (x) any Restricted Stock Unit awarded herein shall be immediately forfeited.

10.                                 Binding Effect.  This Agreement shall be binding upon the heirs, executors, administrators and successors and assigns of the parties hereto.

11.                                 Governing Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of North Carolina without reference to principles of conflict of laws.

12.                                 Headings.  Headings used herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

13.                                 Severability.  To the extent any portion of any provision of this Agreement is held to be invalid, void or unenforceable by a court of competent jurisdiction, such court shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of this Agreement.

14.                                 Withholding.  Upon the delivery of any stock certificates evidencing shares of Restricted Stock to Employee pursuant to Section 6, Employee may satisfy the amount of any income tax withholding required by law (and Parent shall timely remit such amount to the relevant taxing authorities) by one of the following methods or by a combination of such methods:  (a) tendering a cash payment to Parent; (b) delivering to the Company previously acquired shares of Restricted Stock (subject to certain holding period requirements) or having Parent withhold stock certificates for shares of Restricted Stock otherwise then deliverable to Employee having an aggregate fair market value (determined in good faith by the Board) equal to the amount of such withholding obligation; or (c) such other method as may be approved by the Committee.  The satisfaction of such withholding obligation shall be a condition precedent to the delivery to Employee of stock certificates in accordance with Section 6.

15.                                 Adjustment to Restricted Stock and/or Restricted Stock Units.  If there shall be any change in the outstanding shares of Common Stock or Preferred Stock by reason of any stock split, stock dividend, merger, consolidation, combination or exchange of shares for other securities, recapitalization or similar corporate change, then the number of Restricted Stock Units or shares of Restricted Stock, as the case may be, referred to herein, shall be adjusted by the Parent Board to the extent it deems necessary to give effect to such change.

16.                                 Third-Party Beneficiary.  There are no beneficiaries to this Agreement other than the signatories hereto.

17.                                 Section 409A of the Code.  It is the Company’s intention that this Agreement shall comply with Section 409A of the Code and the Company reserves the right to amend this Agreement to the extent it deems reasonably necessary to so comply.  The foregoing statement is not a guarantee of tax treatment.

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18.                                 Inconsistent Agreement.  To the extent that any provision of this Agreement is inconsistent with the Plan, the terms of the Plan shall govern.  To the extent that any provision of this Agreement or the Plan is inconsistent with the Stockholders’ Agreement, the terms of the Stockholders’ Agreement shall govern as if Employee were a Shareholder.

EXECUTED on the day and year first written above.

BLUE RIDGE PAPER PRODUCTS INC.

By:
Name:
Title:

BLUE RIDGE HOLDING CORP.

By:
Name:
Title:

EMPLOYEE

[Name]